EXHIBIT 99.(c)

Florida Progress Corporation
Investor News
Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813)866-4442

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Florida Power Files Joint Motion with the Florida Public Service Commission for purchase of Tiger Bay Cogen Facility

ST. PETERSBURG, Florida, April 16, 1997 -- Florida Progress Corporation (NYSE:FPC) announced that Florida Power Corporation, its electric subsidiary filed a joint motion with the Florida Public Service Commission (FPSC) for approval of a stipulation agreement related to the purchase of the 220-megawatt Tiger Bay cogeneration facility. The stipulation agreement is between Florida Power and two other parties, the Florida Industrial Power Users Group (FIPUG) and the Office of Public Counsel for the state of Florida. These two parties had intervened in the original petition filed with the FPSC in January. The stipulation resolves all disputed issues between Florida Power and these parties.

Florida Power signed in late January a purchase agreement of $445 million with the owners of the Tiger Bay facility. The agreement includes the plant, equipment, spare parts and assigned contracts. The proposed transaction is scheduled to close in July.

The purchase of the Tiger Bay facility is beneficial to Florida Power for several reasons. First, the purchase will eliminate over 20 percent of Florida Power's commitments to cogenerators. Long-term savings from this transaction are estimated to be between $2 billion and $2.4 billion for the period 2008 to 2025. In addition to the savings, the Tiger Bay facility is a new gas-fired combined cycle plant that is well engineered and located close to Florida Power's Polk County generation site.

If the FPSC approves the purchase of the Tiger Bay facility, Florida Power will have mitigated the impact of over 30 percent of its current cogeneration commitments when considering other agreements Florida Power has reached to mitigate the cost of cogeneration contracts.

On April 1, 1997, the FPSC approved a negotiated settlement agreement between Florida Power and Pasco Cogen, Ltd. (Pasco Cogen). This agreement resolved a dispute over pricing and allows Florida Power to buy-out the last four years and seven months of the contract. The negotiated settlement agreement is expected to result in long-term savings of $183 million. A final order from the FPSC is expected April 22, 1997.

Florida Power has two other cogeneration contracts pending before the FPSC that involve buy-out proposals similar to the buy-out of the Pasco Cogen contract. These two contracts represent approximately 190 megawatts or 18 percent of Florida Power's current commitments cogenerators.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.

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